EXHIBIT (m)(5)

                           PHOENIX INSIGHT FUNDS TRUST
                                  (the "Fund")

                                    I SHARES
                 AMENDED AND RESTATED SHAREHOLDER SERVICES PLAN
                           NOT PURSUANT TO RULE 12b-1
                                    under the
                         INVESTMENT COMPANY ACT OF 1940

                           PHOENIX INSIGHT FUNDS TRUST
                                  (the "Fund")

                                    I SHARES
                 AMENDED AND RESTATED SHAREHOLDER SERVICES PLAN
                           NOT PURSUANT TO RULE 12b-1
                                    under the
                         INVESTMENT COMPANY ACT OF 1940

1.       Introduction
         ------------

         The Fund, on behalf of its series listed in Appendix A, as may be amended from time to time, and Phoenix Equity Planning Corporation (the "Distributor"), a broker-dealer registered under the Securities Exchange Act of 1934, have entered into a Distribution Agreement pursuant to which the Distributor acts as principal underwriter of each class of shares of the Fund for sale to the permissible purchasers. The Trustees of the Fund have determined to adopt this amended and restated service plan with respect to I shares (the "Plan").

2.       Service Fees
         ------------

         The Fund shall pay the Distributor, at the end of each month, an amount on an annual basis equal to 0.25% of the average daily value of the net assets of the Fund's I shares, as compensation for providing personal services to shareholders. Shareholder services include, but are not limited to, transmitting prospectuses, statements of additional information, shareholder reports, proxy statements and other materials to shareholders; providing educational materials; providing facilities to answer questions about the Funds; receiving and answering shareholder inquiries including correspondence; assisting shareholders in completing forms and selecting dividend and other account options and providing such other information and services as the Distributor or Fund may reasonably request.

3.       Reports
         -------

         At least quarterly in each year this Plan remains in effect, the Fund's Principal Accounting Officer or Treasurer, or such other person authorized to direct the disposition of monies paid or payable by the Fund, shall prepare and furnish to the Trustees of the Fund for their review, and the Trustees shall review, a written report regarding the amounts expended under this Plan and the purposes for which such expenditures were made.

4.       Required Approval
         -----------------

         This Plan shall not take effect until it, together with any related agreement, has been approved by a vote of at least a majority of the Fund's Trustees as well as a vote of at least a majority of the Trustees of the Fund who are not interested persons (as defined in the Act) of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any related agreement (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on this Plan.

5.       Term
         ----

         This Plan shall remain in effect for one year from the date of its adoption and may be continued thereafter if specifically approved at least annually by a vote of at least a majority of the Trustees of the Fund as well as a majority of the Disinterested Trustees. This Plan may be amended at any time, provided that all material amendments to this Plan must be approved by a majority vote of the Trustees of the Fund and of the Disinterested Trustees cast in person at a meeting called for the purpose of such vote.

6.       Selection of Disinterested Trustees
         -----------------------------------

         While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Fund shall be committed to the discretion of the Disinterested Trustees then in office.

7.       Related Agreements
         ------------------

         Any related agreement shall be in writing and shall provide that (a) such agreement shall be subject to termination, without penalty, by a vote of a majority of the Disinterested Trustees or by vote of a majority of the outstanding voting securities (as defined in the Act) of the I shares of the Fund on not more than 60 days' written notice to the other party to the agreement and (b) such agreement shall terminate automatically in the event of its assignment.

8.       Termination
         -----------

         This Plan may be terminated at any time by a vote of a majority of the Disinterested Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the I shares of the Fund. In the event this Plan is terminated or otherwise discontinued, no further payments hereunder will be made hereunder.

9.       Records
         -------

         The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, and any other information, estimates, projections and other materials that serve as a basis therefor, considered by the Trustees of the Fund, for a period of not less than six years from the date of this Plan, the agreement or report, as the case may be, the first two years in an easily accessible place.

10.      Non-Recourse
         ------------

         A copy of the Fund's Declaration of Trust (the "Declaration of Trust") is on file in the office of the Secretary of the Commonwealth of Massachusetts. The Declaration of Trust refers to the

Trustees collectively as Trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of the Fund may be held to any personal liability, nor may any resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Fund but the Fund property only shall be liable.

Amended and Restated March 1, 2007.

                                   APPENDIX A


Phoenix Insight Balanced Fund
Phoenix Insight Bond Fund
Phoenix Insight Core Equity Fund
Phoenix Insight Emerging Markets Fund
Phoenix Insight Equity Fund
Phoenix Insight Government Money Market Fund
Phoenix Insight High Yield Bond Fund
Phoenix Insight Index Fund
Phoenix Insight Intermediate Government Bond Fund
Phoenix Insight Intermediate Tax-Exempt Bond Fund
Phoenix Insight International Fund
Phoenix Insight Money Market Fund
Phoenix Insight Small-Cap Growth Fund
Phoenix Insight Small-Cap Opportunity Fund
Phoenix Insight Small-Cap Value Fund
Phoenix Insight Tax-Exempt Bond Fund
Phoenix Insight Tax-Exempt Money Market Fund